Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VOLCANO CORPORATION
     Scott Huennekens, duly elected President and Chief Executive Officer of Volcano Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     FIRST: The name of the Corporation is Volcano Corporation. The Corporation was originally incorporated under the name CardioTechnology, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 2000.
     SECOND: This Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.
     THIRD: This Amended and Restated Certificate of Incorporation has been duly approved and adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.
     FOURTH: The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
     The name of the Corporation is Volcano Corporation.
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV
CAPITAL STOCK
     A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is two hundred sixty million (260,000,000) shares, of which (i) two hundred fifty million (250,000,000) shares shall be Common Stock with a par value of $0.001 per share (the “Common stock”), and (ii) ten million (10,000,000) shares shall be Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).
     B. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation).
     C. Subject to the prior and superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of Common Stock.
     D. Dividends may be paid on the Common Stock as and when declared by the Board of Directors.
     E. The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE V
PREFERRED STOCK
     The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE VI
BOARD OF DIRECTORS
     A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
     B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, immediately following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “IPO”), the directors shall be divided into three classes. The Board of Directors shall designate the class in which each of the directors then in office shall serve upon such classification. The term of office of the first class shall expire at the Corporation’s first annual meeting of stockholders following the first sale of the Corporation’s Common Stock pursuant to a firmly underwritten registered public offering, the term of office of the second class shall expire at the Corporation’s second annual meeting of stockholders following the IPO and the term of office of the third class shall expire at the Corporation’s third annual meeting of stockholders following the IPO. Thereafter, each term shall expire at the third succeeding annual meeting of stockholders after such election and each director shall hold office until his or her successor shall have been duly elected and qualified.
     C. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any director may be removed with cause by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation entitled to vote at an election of directors.
     D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors in office, though less than a quorum, and not by stockholders. Any newly created or eliminated directorships resulting from an increase or decrease shall be apportioned by the Board of

Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. Directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen by the Board of Directors expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
ARTICLE VII
PERIOD OF DURATION
     The Corporation is to have perpetual existence.
ARTICLE VIII
MANAGEMENT OF BUSINESS
     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or by the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
     B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.
     C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
     D. Special meetings of stockholders of the Corporation may be called only by the chairman of the board or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.
     E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE IX
LIMITATION OF LIABILITY; INDEMNIFICATION
     A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     B. The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     C. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this Article IX, Paragraph C shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities that such officer, director or stockholder becomes aware of prior to such amendment or repeal.
     D. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.
ARTICLE X
COMPROMISE WITH CREDITORS
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, any court of equitable jurisdiction within the State of Delaware, may, in a summary fashion, upon the application of the Corporation or of any creditor thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors of the Corporation, as the case may be, and also on the Corporation.
ARTICLE XI
BYLAWS
     The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the bylaws of the Corporation.
ARTICLE XII
RIGHT TO AMEND CERTIFICATE OF INCORPORATION
     A. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon the stockholders herein are granted subject to this right.
     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the Company required by law or this Certificate of Incorporation (including any certificate of designation filed with respect to a series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VIII, IX, X and XI.”

     In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this ____ day of ________, 2006 by the undersigned who affirms that the statements made herein are true and correct.

Volcano Corporation
By:	/s/ Scott Huennekens
Scott Huennekens,
President and Chief Executive Officer